Registration No. 33-56475

                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                          __________________

                           AMENDMENT NO. 1
                                  TO
                               FORM S-3
                        REGISTRATION STATEMENT
                                UNDER
                      THE SECURITIES ACT OF 1933
                          __________________

                 GENERAL PUBLIC UTILITIES CORPORATION
        (Exact name of registrant as specified in its charter)

             PENNSYLVANIA                          13-5516989
   (State or other jurisdiction of              (I.R.S. Employer
    incorporation or organization)            Identification No.)

                        100 Interpace Parkway
                  Parsippany, New Jersey 07054-1149
                            (201) 263-6500
    (Address, including zip code, and telephone number, including area code, of principal executive office)

                          TERRANCE G. HOWSON
                     Vice President and Treasurer
                 General Public Utilities Corporation
                        100 Interpace Parkway
                  Parsippany, New Jersey 07054-1149
                            (201) 263-6500
      (Name, address, including zip code, and telephone number,
              including area code, of agent for service)

             Please send copies of all communications to:

    DOUGLAS E. DAVIDSON, ESQ.         STEPHEN K. WAITE, ESQ.
  Berlack,  Israels  & Liberman  LLP  Winthrop,  Stimson, Putnam & Roberts
      120 West 45th Street            One Battery Park Plaza
  New York, New York 10036-4003    New York, New York 10004-1490
         (212) 704-0100                   (212) 858-1000
                         ____________________

       Approximate  date of  commencement of  proposed sale  to the
  public:    to  be  determined  by  market  conditions  after  the
  effective date of this Registration Statement.
                         ____________________

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: /X/

                          _________________

               This Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or on such date as the Commission, acting pursuant to said Section 8(a), may determine.





                      SUBJECT TO COMPLETION, DATED JUNE 6, 1995


          PROSPECTUS

                                   5,000,000 SHARES

                         GENERAL PUBLIC UTILITIES CORPORATION

                                     COMMON STOCK
                             (PAR VALUE $2.50 PER SHARE)
                                 ____________________

               General Public Utilities Corporation (the "Company") may offer, from time to time, up to 5,000,000 shares (the "Additional Common Stock") of its Common Stock, par value $2.50 per share. The Additional Common Stock may be offered in amounts, at prices and on terms to be determined at the time of offering, which will be set forth in a Prospectus Supplement relating thereto (a "Prospectus Supplement"). The Common Stock of the Company is, and the Additional Common Stock is expected to be upon notice of issuance, listed on the New York Stock Exchange (Symbol: GPU). On June 5, 1995, the last reported sale price of the Company's Common Stock on the New York Stock Exchange was $30 7/8 per share.
                                 ____________________

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
                 SION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                     THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                        ANY REPRESENTATION TO THE CONTRARY IS
                                 A CRIMINAL OFFENSE.
                                 ____________________

               The Additional Common Stock may be sold to or through underwriters or dealers as designated from time to time. In addition, the Company may sell the Additional Common Stock to one or more agents for its or their own accounts or for resale. See "Plan of Distribution". The names of any such underwriters, agents or dealers involved in the sale of the Additional Common Stock in respect of which this Prospectus is being delivered, the number of shares of Additional Common Stock to be purchased by any such underwriters, dealers or agents and any applicable commissions or discounts, or other terms of the offering, will be set forth in a Prospectus Supplement. The net proceeds to the Company will also be set forth in a Prospectus Supplement.

                  The date of this Prospectus is ___________, 1995.





          Information  contained   herein  is  subject  to   completion  or
          amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.
          These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.





               IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                   _______________

                                AVAILABLE INFORMATION

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material can also be inspected at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, where the Company's Common Stock is listed.

                                   ________________

               NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER IN ANY JURISDICTION IN WHICH SUCH OFFER MAY NOT LAWFULLY BE MADE.

                                 ____________________


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents heretofore filed by the Company with the Commission pursuant to the 1934 Act are incorporated herein by reference:

               The Company's Annual Report on Form 10-K for the year ended December 31, 1994;

               The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; and

               The Company's  Current Report  on Form  8-K dated April  20,
          1995.








               All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering of the Additional Common Stock shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                 ____________________


               THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS NOT
          SPECIFICALLY INCORPORATED BY REFERENCE THEREIN. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO: INVESTOR RELATIONS, GENERAL PUBLIC UTILITIES CORPORATION, 100 INTERPACE PARKWAY, PARSIPPANY, NEW JERSEY 07054-1149, (201) 263-6600.


































                    CERTAIN CONSOLIDATED FINANCIAL INFORMATION (1)
                    (Dollars In Thousands, Except Per Share Data)
                                                                  Twelve
                               Years Ended December 31,        Months Ended
                                                                   March
                                                                 31, 1995
                              1992       1993        1994       (unaudited)



          Income Summary:

            Operating
              Revenues     $3,434,153 $3,596,090  $3,649,516    $3,626,279

            Net Income        251,636    295,673     163,688       116,283

            Earnings Per
              Share              2.27       2.65        1.42          1.00




                                                   March 31, 1995
                                                     (unaudited)

                      December 31, 1994      Actual        As Adjusted(2)
                        Amount     %     Amount      %     Amount      %
          Capital
          Structure:
           Long-Term
           Debt
            (includ-
            ing un-
            amortized
            net dis-
            count) (3)$2,436,582  44.6% $2,576,644  45.3%  $2,576,644 43.2%
           Subsidiary-
            Obligated
            Mandatorily
            Redeemable
            Preferred
            Securities   205,000   3.8     205,000   3.6      330,000  5.5
           Preferred
            Stock
            (includ-
            ing
            premium)     248,116   4.5     248,116   4.4     248,116   4.2
           Common
            Equity(4)  2,572,584  47.1   2,659,825  46.7   2,814,258  47.1

              Total   $5,462,282 100.0% $5,689,585 100.0% $5,969,018 100.0%









          ____________________

          (1) This  information should  be  read  in conjunction  with  the
              Company's Annual Report on Form 10-K for the year ended December 31, 1994 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.
          (2) Reflects the sale of the Additional Common Stock offered hereby, the sale in April 1995 of 1,898 shares of Common Stock pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan and the issuance and sale in May 1995 of $125,000,000 stated value of mandatorily redeemable preferred securities by a subsidiary of the Company.
          (3) Includes obligations due within one year.
          (4) The Company has 350,000,000 shares of Common Stock authorized, of which 115,265,134 shares were outstanding at March 31, 1995.













































                                     THE COMPANY

               The Company, a Pennsylvania corporation organized in 1946, is a holding company registered under the Public Utility Holding Company Act of 1935 (the "1935 Act"). The Company does not operate any utility properties directly, but owns all of the outstanding common stock of three electric utilities serving customers in New Jersey -- Jersey Central Power & Light Company ("JCP&L") -- and Pennsylvania -- Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec"). The business of these subsidiaries (the "Subsidiaries") consists predominantly of the generation, transmission, distribution and sale of electricity. The Company also owns all of the common stock of GPU Service Corporation, a service company; GPU Nuclear Corporation, which operates and maintains the nuclear units of the Subsidiaries; and Energy Initiatives, Inc. and EI Power, Inc., which develop, operate and invest in cogeneration and other non-utility power production facilities. The Company and the Subsidiaries are seeking approval from the Commission to organize GPU Generation Corporation as a wholly-owned subsidiary of the Company to operate and maintain the Subsidiaries' fossil-fueled and hydroelectric generating facilities. Met-Ed owns all of the common stock of York Haven Power Company, the owner of a small hydroelectric generating station. Penelec owns all of the common stock of the Waverly Electric Light & Power Company, the owner of electric distribution facilities in the Village of Waverly, New York that are leased to Penelec. The Subsidiaries own all of the common stock of the Saxton Nuclear Experimental Corporation, which owns a small demonstration nuclear reactor that has been partially decommissioned. The income of the Company consists almost exclusively of earnings on the common stock of the Subsidiaries.

               As a registered holding company, the Company is subject to regulation by the Commission under the 1935 Act. Each Subsidiary's retail rates, conditions of service and issuance of securities, as well as other matters relating to each Subsidiary, are subject to regulation in the state in which such Subsidiary operates -- in New Jersey by the New Jersey Board of Public Utilities and in Pennsylvania by the Pennsylvania Public Utility Commission. The Nuclear Regulatory Commission regulates the construction, ownership and operation of nuclear generating stations. The Subsidiaries are also subject to wholesale and transmission rate and other regulation by the Federal Energy Regulatory Commission under the Federal Power Act.

               The electric generating and transmission facilities of the Subsidiaries are physically interconnected and are operated as a single integrated and coordinated system serving a population of approximately 5 million in New Jersey and Pennsylvania. For the year 1994, the Subsidiaries' revenues were about equally divided between Pennsylvania customers and New Jersey customers. During 1994, residential sales accounted for about 42% of operating revenues from customers and 36% of kilowatt-hour (KWH) sales to customers; commercial sales accounted for about 34% of operating






          revenues from customers and 32% of KWH sales to customers; industrial sales accounted for about 22% of operating revenues from customers and 29% of KWH sales to customers; and sales to rural electric cooperatives, municipalities (primarily for street and highway lighting) and others accounted for about 2% of operating revenues from customers and 3% of KWH sales to customers. The Subsidiaries also make interchange and spot market sales of electricity to other utilities.

               The area served by the Subsidiaries extends from the Atlantic Ocean to Lake Erie, is generally comprised of small communities, rural and suburban areas and includes a wide diversity of industrial enterprises, as well as substantial farming areas. The Subsidiaries' transmission facilities are physically interconnected with neighboring nonaffiliated utilities in Pennsylvania, New Jersey, Maryland, New York and Ohio. The Subsidiaries are members of the Pennsylvania-New Jersey-Maryland Interconnection (PJM) and the Mid-Atlantic Area Council, an organization providing coordinated review of the planning by utilities in the PJM area. The interconnection facilities are used for substantial capacity and energy interchange and purchased power transactions as well as emergency assistance.

               The Company's address is 100 Interpace Parkway, Parsippany, New Jersey 07054-1149 and its telephone number is (201) 263-6500.


                      PRICE RANGE OF COMMON STOCK AND DIVIDENDS

               The Common Stock of the Company is listed on the New York Stock Exchange. The following table shows the range of the high and low sales prices of the Common Stock based on New York Stock Exchange Composite Transactions as reported in The Wall Street Journal and the dividends paid for the periods indicated.

                                                                Dividends
          Year                     High          Low            Per Share


          1993 First Quarter     $30 1/4        $25 3/4            $.40
               Second Quarter     32 3/8         28 5/8             .425
               Third Quarter      34 3/4         31 5/8             .425
               Fourth Quarter     34             28 3/4             .425

          1994 First Quarter      30 7/8         27 5/8             .425
               Second Quarter     31 5/8         26                 .45
               Third Quarter      27 1/2         23 3/4             .45
               Fourth Quarter     26 7/8         24                 .45

          1995 First Quarter      30 5/8         26 1/4             .45

               On June 5, 1995, the closing price of the Common Stock was $30 7/8 per share.







               Dividend declaration dates are the first Thursdays of April,
          June, October and December.   Dividend payment dates fall  on the
          last Wednesdays of February, May, August and November.


                                   USE OF PROCEEDS

               The net proceeds of the sale of the Additional Common Stock will be used by the Company to make cash capital contributions to its subsidiaries, which in turn will apply such funds (i) to repay outstanding indebtedness, (ii) to redeem outstanding senior securities, (iii) for construction purposes, (iv) for other corporate purposes or (v) to reimburse their treasuries for funds previously expended therefrom for such purposes. A portion of the net proceeds may also be used to reimburse the Company's treasury for funds previously expended therefrom to make such capital contributions, to repay outstanding indebtedness of the Company, and for other corporate purposes.


                             DESCRIPTION OF COMMON STOCK

               The holders of Common Stock, the only class of authorized capital stock of the Company, are entitled to pro rata dividends when and if declared by the Board of Directors. Each share is entitled to cumulative voting at all elections of directors and to one vote for all other purposes and to share pro rata in the Company's net assets in the event of liquidation.

               The outstanding shares of the Company's Common Stock are, and, upon the issuance thereof and payment therefor, the shares of Additional Common Stock so issued will be, fully paid and non-assessable. The outstanding shares of the Company's Common Stock are listed on the New York Stock Exchange, and it is expected that the Additional Common Stock will be listed on the Exchange upon notice of issuance.

               The Company has 350,000,000 authorized shares of Common Stock, par value $2.50 per share. At March 31, 1995, 115,265,134 shares were issued and outstanding. Stockholders have no preemptive rights to subscribe for shares of Common Stock.

               The Transfer Agent and Registrar for the Common Stock is Chemical Bank, New York, New York.















                                 PLAN OF DISTRIBUTION

               The Company may offer or sell Additional Common Stock to one or more underwriters for public offering and sale by them. In addition, the Company may sell the Additional Common Stock to one or more agents for its or their own accounts or for resale. The Company may sell Additional Common Stock as soon as practicable after effectiveness of the Registration Statement, provided that favorable market conditions exist. Any such underwriter or agent involved in the offer and sale of the Additional Common Stock will be named in an applicable Prospectus Supplement.

               Underwriters may offer and sell the Additional Common Stock at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of Additional Common Stock, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions. Underwriters may sell Additional Common Stock in block transactions to certain institutions or to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters. Any agent or agents may resell the Additional Common Stock to one or more investors at varying prices related to prevailing market prices at the time of resale, as determined by such agent or agents.

               Any underwriting compensation paid by the Company to underwriters in connection with the offering of Additional Common Stock, any discounts, concessions or commissions allowed by underwriters to participating dealers, any discounts or commissions allowed or paid to any agents and any other terms of the offering will be set forth in an applicable Prospectus Supplement. Underwriters, agents and dealers participating in the distribution of the Additional Common Stock may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Additional Common Stock may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933. Underwriters, agents and dealers may be entitled, under agreement with the Company, to indemnification against and contribution toward certain liabilities, including liabilities under the Securities Act of 1933, and to reimbursement by the Company for certain expenses.

               Underwriters, agents and dealers may engage in transactions with, or perform services for, the Company and/or any of its affiliates in the ordinary course of business.


                                       EXPERTS

               The consolidated financial statements and financial statement schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 are incorporated





          herein by reference in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting. The report of Coopers & Lybrand L.L.P., included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 incorporated herein by reference, contains explanatory paragraphs related to a contingency which has resulted from the accident at Unit No. 2 of the Three Mile Island nuclear generating station and the required adoption of the provisions of the Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", and the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" in 1993.


                                    LEGAL MATTERS

               Certain legal matters will be passed upon for the Company by
          Berlack, Israels & Liberman LLP, New York, New York and for any underwriters or agents by Winthrop, Stimson, Putnam & Roberts, New York, New York. Berlack, Israels & Liberman LLP and Winthrop, Stimson, Putnam & Roberts may rely on Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania with respect to matters of Pennsylvania law. Members and attorneys of Berlack, Israels & Liberman LLP own an aggregate of 12,595 shares of the Company's Common Stock. In addition, one such member holds 986 such shares as custodian for his children.

































          No dealer, salesperson or any other
          person has been authorized to give
          any information or to make any
          representations, other than those
          contained in this Prospectus, in
          connection with the offer contained
          herein, and, if given or made, such
          other information or representations         5,000,000 Shares
          must not be relied upon as having
          been authorized by the Company or by          General Public
          any underwriter, agent or dealer           Utilities Corporation
          for the Additional Common Stock.
          Neither the delivery of this
          Prospectus nor any sale made hereunder
          shall, under any circumstances,              Common Stock
          create any implication that there has       $2.50 par value
          been no change in the affairs of the
          Company since the date as of which
          information is given in this
          Prospectus.  This Prospectus does
          not constitute an offer to sell or
          a solicitation of an offer to buy
          by anyone in any jurisdiction in
          which the person making such offer
          or solicitation is not qualified to
          do so or to anyone to whom it is
          unlawful to make such offer or
          solicitation.

               _______________                          ________

                                                       PROSPECTUS
                                                        ________


                    TABLE OF CONTENTS

                       Prospectus

                                                Page

          Available Information . . . . . . . .
          Incorporation of Certain
            Documents by Reference  . . . . . .
          Certain Consolidated Financial
            Information . . . . . . . . . . . .
          The Company . . . . . . . . . . . . .
          Price Range of Common Stock
            and Dividends . . . . . . . . . . .             _________, 1995
          Use of Proceeds . . . . . . . . . . .
          Description of Common Stock . . . . .
          Plan of Distribution  . . . . . . . .
          Experts . . . . . . . . . . . . . . .
          Legal Matters . . . . . . . . . . . .

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS



          Item 16.       Exhibits.

               1 -Purchase Agreement - To be filed by amendment or as an exhibit to a Form 8-K filed subsequent to the effective date of this Registration Statement.

               3(i)-A -Articles of Amendment to Articles of Incorporation of the Company - Incorporated by reference to Exhibit A-4 to Certificate Pursuant to Rule 24, SEC File No. 70-8569.

               5-A       -Opinion of Berlack, Israels & Liberman LLP.

               5-B       -Opinion of Ballard Spahr Andrews & Ingersoll.

               23-A -Consent of Berlack, Israels & Liberman LLP - Included in its opinion filed as Exhibit 5-A.

               23-B -Consent of Ballard Spahr Andrews & Ingersoll. Included in its opinion filed as Exhibit 5-B.

               24-A -Certified copy of resolution of the Company's Board of Directors authorizing attorney-in-fact to sign the registration statement.

          ____________________

               The Exhibits listed above which have heretofore been filed with the Securities and Exchange Commission and which are designated in prior filings as noted above are hereby incorporated by reference and made a part hereof with the same effect as if filed herewith.























                                      SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey on the 6th day of June, 1995.

                                  GENERAL PUBLIC UTILITIES CORPORATION


                                        By:               *
                                                J. R. Leva, President



               Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                Title                   Date

                 *                 Chairman (Principal     June 6, 1995
           (J.R. Leva)             Executive Officer),
                                   President and Director

                 *                 Senior Vice President   June 6, 1995
           (J.G. Graham)           (Principal Financial
                                   Officer)

                  *                Vice President and      June 6, 1995
           (F.A. Donofrio)         Comptroller (Principal
                                   Accounting Officer)

                  *                Director                June 6, 1995
           (L.J. Appell, Jr.)

                  *                Director                June 6, 1995
           (D.J. Bainton)

                  *                Director                June 6, 1995
           (T.H. Black)

                  *                Director                June 6, 1995
           (H.F. Henderson, Jr.)

                  *                Director                June 6, 1995
           (J.M. Pietruski)

                  *                Director                June 6, 1995
           (C.A. Rein)

                  *                Director                June 6, 1995
           (P.R. Roedel)





                  *                Director                June 6, 1995
           (C.A.H. Trost)

                  *                Director                June 6, 1995
           (P.K. Woolf)


          *By:_______________________
               Terrance G. Howson,
               Attorney-in-fact



















































                                    EXHIBIT INDEX


          Item 16.       Exhibits.

               1 -Purchase Agreement - To be filed by amendment or as an exhibit to a Form 8-K filed subsequent to the effective date of this Registration Statement.

               3(i)-A -Articles of Amendment to Articles of Incorporation of the Company - Incorporated by reference to Exhibit A-4 to Certificate Pursuant to Rule 24, SEC File No. 70-8569.

               5-A       -Opinion of Berlack, Israels & Liberman LLP.

               5-B       -Opinion of Ballard Spahr Andrews & Ingersoll.

               23-A -Consent of Berlack, Israels & Liberman LLP - Included in its opinion filed as Exhibit 5-A.

               23-B -Consent of Ballard Spahr Andrews & Ingersoll. Included in its opinion filed as Exhibit 5-B.

               24-A -Certified copy of resolution of the Company's Board of Directors authorizing attorney-in-fact to sign the registration statement.

          ____________________

               The Exhibits listed above which have heretofore been filed with the Securities and Exchange Commission and which are designated in prior filings as noted above are hereby incorporated by reference and made a part hereof with the same effect as if filed herewith.






















